Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
U.S. Global Investors, Inc.
San Antonio, Texas
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 9, 2010, relating to the consolidated balance sheets of U.S. Global Investors, Inc. as of June 30, 2010 and 2009 and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2010, and the effectiveness of U.S. Global Investors, Inc.’s internal control over financial reporting as of June 30, 2010, which reports appear in U.S. Global Investors, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2010.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas

December 23, 2010